SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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XYBERNAUT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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XYBERNAUT CORPORATION

12701 Fair Lakes Circle
Fairfax, Virginia 22033

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held Thursday, December 11, 2003

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Meeting”) of XYBERNAUT CORPORATION, a Delaware corporation (the “Company”), will be held at the Waterford at Fair Oaks, 12025 Lee Jackson Memorial Highway, Fairfax, Virginia 22033, on Thursday, December 11, 2003, at 9:30 A.M., to consider and act upon the following:

1. the election of three (3) persons named in the accompanying Proxy Statement to serve as Class III directors of the Company for a term of three (3) years and until their successors are duly elected and qualified;

2. the ratification of the appointment of Grant Thornton LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003; and

3. to consider and transact such other business as may properly come before the Meeting or any adjournment thereof.

      A Proxy Statement, form of proxy and the Annual Report for the fiscal year ended December 31, 2002 are enclosed herewith. Only holders of record of Common Stock at the close of business on November 6, 2003 are entitled to receive notice of and to attend the Meeting and any adjournments thereof. At least 10 days prior to the Meeting, a complete list of the stockholders entitled to vote will be available for inspection by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at the offices of the Company. If you do not expect to be present at the Meeting, you are requested to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope. If you received a proxy card with a web site address and voting codes, you may choose to vote on the Internet at the web site indicated (for example, http://www.proxyvote.com) or telephonically. If you vote by telephone or the Internet, you do not need to return the proxy card. In the event you attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person.

By Order of the Board of Directors

Martin Eric Weisberg
Secretary

Dated: November 14, 2003

IMPORTANT

      The return of your signed Proxy as promptly as possible will greatly facilitate arrangements for the Meeting. No postage is required if the Proxy is returned in the envelope enclosed for your convenience and mailed in the United States. If you received a proxy card with a web site address and voting codes, we urge you to vote on the Internet at the web site indicated (for example, http://www.proxyvote.com) or telephonically to ensure that your vote is recorded without mail delays. If you vote by telephone or the Internet you do not need to return the proxy card.

XYBERNAUT CORPORATION

12701 Fair Lakes Circle
Fairfax, Virginia 22033

Proxy Statement

Annual Meeting of Stockholders
December 11, 2003

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Xybernaut Corporation, a Delaware corporation (the “Company”), to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) which will be held at the Waterford at Fair Oaks, 12025 Lee Jackson Memorial Highway, Fairfax, Virginia 22033 on Thursday, December 11, 2003 at 9:30 A.M., local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

      The principal executive offices of the Company are located at 12701 Fair Lakes Circle, Fairfax, Virginia 22033. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is November 14, 2003.

      A Proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted in favor of the proposals and in accordance with the judgment of the person or persons voting the Proxy on any other matter that may be brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. The cost of soliciting proxies will be borne by the Company. Following the mailing of the proxy materials, solicitation of proxies may be made by officers and employees of the Company, or anyone acting on their behalf, by mail, telephone, telegram or personal interview.

VOTING SECURITIES

      Stockholders of record as of the close of business on November 6, 2003 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, there were 167,946,564 outstanding shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Proxies submitted which contain abstentions and broker non-votes will be deemed present at the Annual Meeting for determining the presence of a quorum.

      Shares abstaining with respect to any matter will be considered votes represented, entitled to vote and cast with respect to that matter. Shares subject to broker non-votes with respect to any matter will be considered not voted with respect to that matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of November 6, 2003, certain information regarding the ownership of voting securities of the Company by each stockholder known to the management of the Company to be (i) the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table herein under “Executive Compensation” and (iv) all executive officers and directors as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Amount of Shares		Percentage
Name	Beneficially Owned		Owned

M. Dewayne Adams	79,406	(1)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Eugene J. Amobi	735,000	(2)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Thomas D. Davis	164,609	(3)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Marc Ginsberg	0		*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Edward G. Newman	1,815,195	(4)	1.1%
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Steven A. Newman, M.D.	1,696,115	(5)	1.0%
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Phillip E. Pearce	175,000	(6)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
James J. Ralabate, Esq	373,726	(7)	*
5792 Main Street, Williamsville, New York 14221
Lt. Gen. Harry E. Soyster (Ret.)	219,364	(8)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Kazuyuki Toyosato	235,000	(9)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Dr. Edwin Vogt	280,000	(10)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Martin Eric Weisberg, Esq.	217,000	(11)	*
405 Lexington Avenue, New York, New York 10174
Noritsugu Yamaoka	0		*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
All officers and directors as a group (13 persons)	5,990,415	(12)	3.5%

*	Less than 1%

(1)	Includes 79,406 shares of Common Stock issuable upon exercise of currently exercisable options.

(2)	Includes 375,000 shares of Common Stock issuable upon exercise of currently exercisable options and 70,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

(3)	Includes 160,709 shares of Common Stock issuable upon exercise of currently exercisable options and 3,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

(4)	Includes (a) 150,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003, (b) 761,950 shares of Common Stock beneficially owned by Mr. Newman’s wife, Frances C. Newman, and (c) 1,765 shares beneficially owned by Mr. Newman and

Frances C. Newman as joint tenants. Mr. Newman disclaims beneficial ownership of all securities included in (b) above.

(5)	Includes (a) 1,127,134 shares of Common Stock issuable upon exercise of currently exercisable options, (b) 135,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003 and (c) 75,000 shares beneficially owned by an irrevocable trust established by Dr. Newman for the benefit of his children, for which shares Dr. Newman disclaims beneficial ownership.

(6)	Includes 125,000 shares of Common Stock issuable upon exercise of currently exercisable options and 50,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

(7)	Includes 195,000 shares of Common Stock issuable upon exercise of currently exercisable options and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

(8)	Includes 150,000 shares of Common Stock issuable upon exercise of currently exercisable options and 50,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

(9)	Includes 205,000 shares of Common Stock issuable upon exercise of currently exercisable options and 30,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

(10)	Includes 212,500 shares of Common Stock issuable upon exercise of currently exercisable options and 67,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

(11)	Includes (a) 180,000 shares of Common Stock issuable upon exercise of currently exercisable options, (b) 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003, (c) 18,000 shares beneficially owned by Mr. Weisberg’s children and (d) 9,000 shares beneficially owned by Mr. Weisberg’s wife. Mr. Weisberg disclaims beneficial ownership of all shares owned by his wife and children.

(12)	Includes 2,809,749 shares of Common Stock issuable to the group upon exercise of currently exercisable options and 575,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of November 6, 2003.

ACTIONS TO BE TAKEN AT THE MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

      Unless otherwise indicated, the shares represented by all Proxies received by the Board of Directors will be voted at the Meeting in accordance with their terms and, in the absence of contrary instructions, for the election of Edward G. Newman, Steven A. Newman, M.D. and James J. Ralabate, Esq. as Class III directors to serve for a term of three years and/or until their successors are elected or appointed and qualified.

      All of the nominees were elected directors at the 2000 Annual Meeting of Stockholders. The term of the current Class III directors expires at the Meeting.

      The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. In the event that a vacancy among the original nominees occurs prior to the Meeting, the Proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes cast.

      The following table sets forth information about each director, nominee for director and executive officer of the Company.

			Year First
			Elected or
Name	Age	Class	Appointed	Position

Marc Ginsberg	54	I	2003	Director
Kazuyuki Toyosato	57	I	1998	Executive Vice President and Director
Martin Eric Weisberg, Esq.(2)(3)	53	I	1997	Secretary and Director
Noritsugu Yamaoka	62	I	2003	Director
Eugene J. Amobi	59	II	1996	Vice President and Director
Phillip E. Pearce(1)(3)	74	II	1995	Director
Lt. Gen. Harry E. Soyster (Ret.)(1)(2)(3)	68	II	1995	Director
Dr. Edwin Vogt	70	II	1998	Director
Edward G. Newman	60	III	1990	Chief Executive Officer and Chairman of the Board of Directors
Steven A. Newman, M.D.(2)(3)	57	III	1995	President, Chief Operating Officer and Vice Chairman of the Board of Directors
James J. Ralabate, Esq.	75	III	1995	Director
M. Dewayne Adams	37	—	—	Senior Vice President and Chief Strategy Officer
Thomas D. Davis	33	—	—	Senior Vice President and Chief Financial Officer

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

      The three directors nominated for Class III will serve for a three-year term expiring in 2006, the four directors currently serving as Class I are serving a three-year term expiring in 2004 and the four directors currently serving as Class II are serving for a three-year term expiring in 2005, and in each case until their successors shall be duly elected and qualified.

      At each Annual Meeting of Stockholders subsequent to the Meeting, one class of directors will be elected to succeed those directors in the class whose terms then expire, for terms expiring at the third succeeding Annual Meeting of Stockholders.

Director Nominees

      Edward G. Newman has been the Company’s Chief Executive Officer and Chairman of the Board of Directors since December 1994 and a director since 1990. Mr. Newman served as our President from March 1993 to December 2002 and Treasurer from 1993 to 1994. From 1984 to 1992, Mr. Newman was President of ElectroTech International Corporation, a software consulting firm. From 1973 to 1981, Mr. Newman was employed by Xerox Corporation in several management positions in office systems strategy, legal systems and international financial systems. Mr. Newman served with the Central Intelligence Agency from 1966 to 1972. Mr. Newman also has been an Executive Vice President of Tech International, Inc. (“Tech International”), which provides engineering, technical support and consulting services to government and domestic and international clients, since 1990 and a director and Chief Executive Officer of Tech International of Virginia Inc. (“Tech Virginia”), our wholly-owned subsidiary, since 1994. Mr. Newman is a graduate of the University of Maryland (B.A. 1971) and the University of New Haven (M.B.A. 1984). Mr. Newman is the brother of Steven A. Newman, M.D., the President, Chief Operating Officer and Vice Chairman of the Board of Directors of the Company.

      Steven A. Newman, M.D. has been the Company’s President and Chief Operating Officer since January 2003, the Vice Chairman of the Board of Directors since August 1997 and a director since January 1995. Dr. Newman was an Executive Vice President of the Company from January 2000 to December 2003, an Executive Vice President and Secretary from December 1994 to October 1995 and a consultant of the Company between January 1996 and December 1999. Dr. Newman was President and Chief Executive Officer of Fed American, Inc., a mortgage banking firm, from 1988 to 1991. Dr. Newman has been a director of Tech Virginia since 1994. Dr. Newman is a graduate of Brooklyn College (B.A. 1967) and the University of Rochester (M.D. 1972). Dr. Newman is the brother of Edward G. Newman, the Chief Executive Officer and Chairman of the Board of Directors of the Company.

      James J. Ralabate, Esq. has been a director of the Company since January 1995. Mr. Ralabate has been in the private practice of patent law since 1982. Prior to that time, Mr. Ralabate was General Patent Counsel for Xerox Corporation, responsible for worldwide patent licensing and litigation, and an Examiner in the United States Patent Office. Mr. Ralabate is our intellectual property counsel and is a graduate of Canisius College (B.S. 1950) and The American University (J.D. 1959).

Required Vote

      Each director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting.

      The Board Recommends a Vote “FOR” the Election of each of Edward G. Newman, Steven A. Newman, M.D. and James J. Ralabate, Esq.

Current Class I Directors

      Marc Ginsberg has been a director of the Company since March 2003. Mr. Ginsberg currently serves as CEO and Managing Director of Northstar Equity Group in Washington, D.C., a global financial advisory and capital sourcing company, and is President of Layalina Productions, an Arab language television production company. Mr. Ginsberg was the U.S. Ambassador to Morocco, served as President Clinton’s Deputy Press Secretary for Foreign Affairs, was the Special Assistant to the Secretary of State for White House Relations for the Carter Administration, was Deputy Senior Advisor to the President for Middle East Policy and was a Middle East foreign policy advisor to Senator Edward Kennedy. Mr. Ginsberg has also served as Senior Partner and Chief Financial Officer at Galland, Kharasch, Morse and Garfinkle and practiced international corporate law in the U.S. and in the Middle East. Mr. Ginsberg speaks fluent French, Arabic and Hebrew and holds a Bachelor of Arts degree from the American University (cum laude), a Masters of Business Administration (candidate) degree from Georgetown University and a Juris Doctorate from Georgetown University Law Center.

      Kazuyuki Toyosato has been a director since 1998 and joined the Company in October of 1996 as Executive Vice President of Asian Operations. Mr. Toyosato is responsible for overseeing a key segment of the Company’s operations in Asia. Prior to joining the Company, Mr. Toyosato spent 27 years with Sony Corporation in Japan where his last position was the Vice President of Sony USA. He previously helped manage the Sony Walkman product line and Lithium battery business, and managed Sony’s 8mm video camcorder and peripherals product line.

      Martin Eric Weisberg, Esq. has been a director since 1997 and has served as Secretary of the Company since that time, is a partner of the law firm, Jenkens & Gilchrist Parker Chapin LLP, which serves as outside general counsel to the Company. Mr. Weisberg specializes in the areas of securities, mergers and acquisitions, financing and international transactions and has been in the private practice of law for 28 years. Mr. Weisberg is a summa cum laude graduate of Union College (B.A. 1972), where he was elected to Phi Beta Kappa. He received his law degree from The Northwestern University School of Law (1975), where he graduated summa cum laude, was Articles Editor of the Law Review and was elected to the Order of the Coif. Mr. Weisberg also attended The London School of Economics and Political Science. Mr. Weisberg serves as outside general counsel to a number of public and private companies.

      Noritsugu Yamaoka, has been a director of the Company since March 2003. Mr. Yamaoka currently serves as a senior advisor to IBM. Mr. Yamaoka worked at IBM for over three decades, including as General Manager for IBM Technology Market Development from 1994 through 2003. Mr. Yamaoka speaks fluent Japanese and English, holds a Bachelor of Science degree in Electronics Communication from Waseda University (Tokyo, Japan) and completed advanced degree coursework at Syracuse University (SIS) and the University of Michigan (Business Administration).

Current Class II Directors

      Eugene J. Amobi, P.E. has been a Vice President of the Company since January 2000 and a director of the Company since January 1996. Since 1983, Mr. Amobi has been President, a director and a principal stockholder of Tech International. Mr. Amobi has been president and director of Tech Virginia since 1994. Mr. Amobi also has been president of Tech Consultants Inc. since 1988. Prior to 1983, Mr. Amobi was a Senior Engineer with E.I. DuPont de Nemours and a Managing Director of Stanley Consultants, an international engineering consulting firm. Mr. Amobi is a graduate of The Technion, Israel Institute of Technology (B.S. 1969), Princeton University (M.S. 1970) and Syracuse University (M.B.A. 1973).

      Phillip E. Pearce has been a director of the Company since October 1995. Mr. Pearce has been an independent business consultant with Phil E. Pearce & Associates, Chairman and Director of Barrington Science Inc. (formerly known as Financial Express Corporation) since 1990 and since 1988 has been a principal of Pearce-Henry Capital Corp. Prior to 1988, Mr. Pearce was Senior Vice President and a director of E.F. Hutton, Chairman of the Board of Governors of the National Association of Securities Dealers, a Governor of the New York Stock Exchange and a member of the Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets. Mr. Pearce also is a director of Preservation Science Inc., Bravo Foods Inc. and New York International Commerce Group, Inc. Mr. Pearce is a graduate of the University of South Carolina (B.A. 1953) and attended the Wharton School of Investment Banking at the University of Pennsylvania.

      Lt. Gen. Harry E. Soyster (Ret.) has been a director of the Company since January 1995. From 1991 to present he has been employed by Military Professional Resources, Incorporated currently as Director of Washington Operations and Vice President of International Operations. From 1988 until his retirement in 1991, Lieutenant General Soyster (Ret.) was the Director of the United States Defense Intelligence Agency. Prior to that time, he was Commander of the United States Army Intelligence and Security Command and a Deputy Assistant Chief of Staff for Intelligence, Department of the Army. He also is a director of Aura Systems, Inc. Lieutenant General Soyster (Ret.) is a graduate of the United States Military Academy at West Point (B.S. 1957), Penn State University (M.S. 1963), the University of Southern California (M.S. 1973) and the National War College (1977).

      Dr. Edwin Vogt has been a director of the Company since September 1998 and currently serves as a consultant to the Company. From December 1998 to December 2002, Dr. Vogt served as a Senior Vice President to the Company and from 1996 to 1998, he served as a consultant to the Company. In 1996, Dr. Vogt was appointed Director for the SBS association (Softwarezentrum Boblingen / Sindelfingen e.V.) and directed the growth of this center to 39 member companies with over 200 experts, predominantly working in high-growth areas such as internet, workflow, process automation and multimedia. Dr. Vogt joined IBM in 1961 as Development Programmer and worked in the fields of hardware development, holding 28 patents, as well as software development. As manager, he was responsible for hardware projects (IBM /360, /370, 433x) as well as various software projects (voice recognition products) before being appointed Director as manager of several Hardware and Software Product Development Laboratories. As IBM Software Group Executive, Dr. Vogt held the worldwide responsibility for the development and marketing of IBM Workflow products and Reengineering tools until retiring from IBM at the end of 1995. Dr. Vogt is a graduate of the University of Stuttgart with an M.S. in Electrical Engineering and Mathematics and a Ph.D. in Theoretical Electrical Engineering.

Current Executive Officers who are not Directors

      Thomas D. Davis has been the Company’s Chief Financial Officer and Senior Vice President since November 2002. Mr. Davis also served as the Company’s Vice President of Finance and Corporate Controller from August 1999 through October 2002. Prior to joining the Company, Mr. Davis held various senior finance and accounting positions, including Director of Finance at MeriStar Hospitality Corporation. While at MeriStar, he was active in the company’s 1996 initial public offering and played a key role in raising $3 billion through debt and equity financings. Mr. Davis also served as a senior auditor and certified public accountant (CPA) with Deloitte & Touche and graduated with honors from James Madison University (B.B.A. 1991).

      Dewayne Adams has been the Company’s Chief Strategy Officer and Senior Vice President since July 2000. Prior to joining the Company, Mr. Adams held the position of Vice President of Strategic Development for Absolute Software where he led funding and expansion to domestic markets. From 1991 to 1998, Mr. Adams held various positions in the Office of the Chairman of Vanstar Corporation where he led the technology strategy and the key relationships between major vendors and key customers.

Compensation of Directors

      Directors receive a grant of options for 50,000 shares of Common Stock upon election and reelection to the Board of Directors and are entitled for each full year of service (other than the year of election or reelection), commencing with those directors who were elected at the 1997 Annual Meeting, to receive a grant of options to purchase 10,000 shares of Common Stock which vests at the end of such year of service. Directors who are not executives of, or consultants to, the Company also receive $1,000 for each Board of Director’s meeting attended. Members of the Audit, Compensation and Nominating Committees who are not executives of, or consultants to, the Company are entitled to receive $500 for each Audit, Compensation or Nominating Committee meeting attended by such member. The Company also has adopted the 1996 Omnibus Stock Incentive Plan, the 1997 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2002 Stock Incentive Plan (collectively, the “Incentive Plans”) in which directors are eligible to participate. See “Executive Compensation — Compensation Plans.”

Certain Information About the Board of Directors and Committees of the Board

      The Board of Directors is responsible for the management of the Company. During the fiscal year ended December 31, 2002, the Board of Directors of the Company held four (4) meetings. During the year ended December 31, 2002, each director attended at least 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of committee meetings held during the period he served on such committee.

      Among other things, the Audit Committee reviews the financial reports and other financial information provided by the Company to any governmental body and the public; the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board may from time to time adopt; and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee also recommends to the Board the selection of the independent auditors and approves fees and other compensation to be paid to the independent auditors. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors which comports with the standards of the Securities and Exchange Commission and Nasdaq requirements for independent audit committees. The charter of the Audit Committee was filed with the Company’s Proxy Statement for the Company’s 2001 Annual Meeting of Stockholders. The Audit Committee annually reviews and assesses the charter and will, if it determines it appropriate, recommend changes to the charter to the entire Board of Directors. The Audit Committee currently consists of Lt. Gen. Harry E. Soyster (Ret.) and Phillip E. Pearce, each of whom meets the independence requirements for audit committee members under the listing standards of the Securities and Exchange Commission and Nasdaq. During the fiscal year ended December 31, 2002, the Audit Committee met four (4) times and from time to time had informal discussions. A report of the Audit Committee appears under the captions “Audit Committee Report” below.

      The function of the Compensation Committee is to review and recommend to the Board of Directors the appropriate compensation of executive officers of the Company and to grant options and other securities under, and to administer, the Incentive Plans. The Compensation Committee currently consists of Dr. Steven A. Newman, Lt. Gen. Harry E. Soyster (Ret.) and Martin Eric Weisberg, Esq. The Compensation Committee met four (4) times during the fiscal year ended December 31, 2002.

      The function of the Nominating Committee is to select and recommend to the Board of Directors appropriate candidates for election to the Company’s Board of Directors. The Nominating Committee currently consists of Dr. Steven A. Newman, Lt. Gen. Harry E. Soyster (Ret.), Phillip E. Pearce and Martin Eric Weisberg, Esq. The Nominating Committee will consider nominees recommended by stockholders of the Company. Stockholders may forward the name, address and biographical information of a potential nominee to Nominating Committee of Xybernaut Corporation, 12701 Fair Lakes Circle, Fairfax, Virginia 22033.

REPORT OF THE AUDIT COMMITTEE

      Grant Thornton LLP (“Grant Thornton”) served as the Company’s independent public accountant for the year ended December 31, 2002. A representative of Grant Thornton will be available to respond to appropriate questions during the Meeting.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountant is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee discussed the consolidated financial statements with Grant Thornton, and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Grant Thornton regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Grant Thornton the independence of that firm. The Audit Committee considered the compatibility of non-audit services with the independence of Grant Thornton.

      Based upon the above materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The foregoing report was provided by the following directors, who constitute the Audit Committee:

Lt. Gen. Harry E. Soyster (Ret.)
Phillip E. Pearce

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the Company’s review of the copies of such reports by it, the Company believes that during fiscal 2002 all such filings were made, except that Steven A. Newman and Edward G. Newman each filed a late statement of changes in beneficial ownership on Form 4, relating to the acquisition of an option to purchase common stock of the Company and Steven A. Newman filed a late statement of changes in beneficial ownership on Form 4 relating to the disposition of 128,800 shares of the Company’s common stock.

EXECUTIVE COMPENSATION

      Summary Compensation Table. The following sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2002, 2001 and 2000 paid to the Company’s Chief Executive Officer (“CEO”) and the registrant’s other three executive officers who were serving as executive officers at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE

						Long Term
						Compensation
						Awards

						Common
	Annual Compensation					Stock
						Underlying
Name and Principal Position	Year	Salary		Bonus		Options	All Other

Edward G. Newman	2002	$254,917	(1)	$0		35,000	$68,246	(3)
Chief Executive Officer and	2001	$275,440	(1)	$0		240,384	$89,825	(3)
Chairman of the Board of Directors	2000	$263,476	(1)	$50,000	(2)	50,000	$76,211	(3)
Dr. Steven A. Newman	2002	$229,425	(4)	$0		35,000	$75,651	(3)
President, Chief Operating Officer and	2001	$248,907	(4)	$0		540,384	$82,064	(3)
Vice Chairman of the Board of Directors	2000	$240,351		$150,000	(5)	50,000	$22,122	(3)
Thomas D. Davis	2002	$115,500	(6)	$6,666	(7)	180,000	$0
Senior Vice President and Chief	2001	$98,400		$0		0	$0
Financial Officer	2000	$100,030		$0		0	$0
M. Dewayne Adams	2002	$160,417	(8)	$0		55,406	$4,207	(3)
Senior Vice President and	2001	$169,792		$0		0	$4,207	(3)
Chief Strategy Officer	2000	$47,822	(9)	$0		50,000	$0

(1)	Includes $0, $10,107 and $13,476 paid by Tech Virginia in 2002, 2001 and 2000, respectively. Beginning in late 2001, the executive ceased receiving compensation from Tech Virginia. Compensation does not include (i) $76,650, $84,886 and $74,110 paid to Frances C. Newman, the wife of the executive, in 2002, 2001 and 2000, respectively, prior to her resignation from the Company in October 2002, (ii) $13,864 in salary earned in 2002 that was deferred and paid in 2003 or (iii) $11,084 in salary earned in 2002 but not paid.

(2)	Represents payment of a signing bonus as an incentive for the executive to enter into an employment agreement. Such employment agreement has been superceded by the executive’s current employment agreement.

(3)	Includes payment of (i) non-accountable expense and transportation allowances, (ii) unused vacation payouts and/or (iii) other miscellaneous compensation.

(4)	Includes $0, $10,107 and $13,476 paid by Tech Virginia in 2002, 2001 and 2000, respectively. Beginning in late 2001, the executive ceased receiving compensation from Tech Virginia. Does not include (i) $12,478 in salary earned in 2002 that was deferred and paid in 2003 or (ii) $9,975 in salary earned in 2002 but not paid.

(5)	Represents payment of a $50,000 signing bonus as an incentive for the executive to enter into an employment agreement and a $100,000 annual bonus for services performed during 2000. Such employment agreement has been superceded by the executive’s current employment agreement.

(6)	Does not include $5,000 in salary earned in 2002 but not paid.

(7)	Represents partial payment of a signing bonus as an incentive for the executive to enter into his employment agreement. The remaining signing bonus balance of $3,334 was paid in 2003.

(8)	Does not include $16,406 in salary earned in 2002 but not paid. As consideration for nonpayment of this salary, the Company granted the executive 16,406 options to purchase Common Stock and is obligated to grant to the executive 44,341 shares of Common Stock in 2003.

(9)	The executive joined the Company in July 2000.

      Option Grants Table. The following table sets forth information on grants of stock options during fiscal 2002 to executive officers and directors of the Company. All such options are exercisable to purchase shares of Common Stock. No stock appreciation rights (“SARs”) were granted during such period to such persons.

		Percent of
		Total Options
	Options	Granted to	Exercise or		Potential
	Granted	Employees in	Base Price		Realizable
	(Shares)	Year	($/Share)	Expiration Date	Value(1)

M. Dewayne Adams	24,000	1.4300%	$0.83	June 25, 2012	$19,271
	16,406	0.9775%	$0.37	August 16, 2012	$5,873
	15,000	0.8938%	$0.24	October 25, 2012	$3,483
Eugene J. Amobi	10,000	0.5958%	$2.21	January 16, 2012	$21,380
	15,000	0.8938%	$0.24	October 25, 2012	$3,483
	50,000	2.9792%	$0.61	December 17, 2012	$29,507
Thomas D. Davis	15,000	0.8938%	$2.07	January 31, 2012	$30,039
	15,000	0.8938%	$0.24	October 25, 2012	$3,483
	150,000	8.9376%	$0.31	November 1, 2012	$44,986
Marc Ginsberg	0	—	—	—	—
Edward G. Newman	10,000	0.5958%	$2.21	January 16, 2012	$21,380
	15,000	0.8938%	$0.24	October 25, 2012	$3,483
	10,000	0.5958%	$0.61	December 17, 2012	$5,901
Steven A. Newman, M.D.	10,000	0.5958%	$2.21	January 16, 2012	$21,380
	15,000	0.8938%	$0.24	October 25, 2012	$3,483
	10,000	0.5958%	$0.61	December 17, 2012	$5,901
Phillip E. Pearce	10,000	0.5958%	$2.21	January 16, 2012	$21,380
	50,000	2.9792%	$0.61	December 17, 2012	$29,507
James J. Ralabate, Esq.	10,000	0.5958%	$2.21	January 16, 2012	$21,380
	10,000	0.5958%	$0.61	December 17, 2012	$5,901
Lt. Gen. Harry E. Soyster (Ret.)	10,000	0.5958%	$2.21	January 16, 2012	$21,380
	50,000	2.9792%	$0.61	December 17, 2012	$29,507
Kazuyuki Toyosato	50,000	2.9792%	$2.21	January 16, 2012	$106,902
	15,000	0.8938%	$0.24	October 25, 2012	$3,483
	10,000	0.5958%	$0.61	December 17, 2012	$5,901
Dr. Edwin Vogt	10,000	0.5958%	$2.21	January 16, 2012	$21,380
	15,000	0.8938%	$0.24	October 25, 2012	$3,483
	50,000	2.9792%	$0.61	December 17, 2012	$29,507
Martin Eric Weisberg, Esq	50,000	2.9792%	$2.21	January 16, 2012	$106,902
	10,000	0.5958%	$0.61	December 17, 2012	$5,901
Noritsugu Yamaoka	0	—	—	—	—

(1)	The potential realizable value was calculated using the Black-Scholes option-pricing model. The variables used in the model were as follows: i) the risk free rate was 3.03%, which was the yield of 5-year Treasury Notes issued November 15, 2002 and ii) the standard deviation of stock return was 131.25%, which was the volatility of the Company’s stock calculated using the end of the month stock price for the period from January 1, 2000 through December 31, 2002.

     Fiscal Year-End Options/ Option Values Table.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money Options
	Options at Fiscal Year End		at Fiscal Year-End($)

	Exercisable	Unexercisable	Exercisable	Unexercisable

M. Dewayne Adams	61,406	44,000	$3,647	$2,700
Eugene J. Amobi	355,000	110,000	$1,350	$2,700
Thomas D. Davis	89,709	143,000	$11,350	$22,700
Marc Ginsberg	0	0	$0	$0
Edward G. Newman(1)	0	0	$0	$0
Steven A. Newman, M.D.	1,107,134	30,000	$1,350	$2,700
Phillip E. Pearce	115,000	60,000	$0	$0
James J. Ralabate, Esq.	172,500	32,500	$0	$0
Lt. Gen. Harry E. Soyster (Ret.)	140,000	60,000	$0	$0
Kazuyuki Toyosato	145,000	110,000	$1,350	$2,700
Dr. Edwin Vogt	160,000	110,000	$1,350	$2,700
Martin Eric Weisberg, Esq.	117,500	72,500	$0	$0
Noritsugu Yamaoka	0	0	$0	$0

(1)	On December 17, 2002, all of the officer’s 742,049 options were canceled as partial repayment of a promissory note owed by the officer to the Company (see “Certain Relationships and Related Transactions — Related Transactions”).

      The Company has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees, but the Board of Directors may recommend one or more such programs for adoption in the future.

Employment Agreements

      Mr. Edward G. Newman entered into a two-year employment agreement effective as of January 1, 2003, and expiring on December 31, 2004, as the Company’s Chairman and Chief Executive Officer. The position of President of the Company, which was previously held by Mr. Newman, has been assumed by Dr. Steven A. Newman. The employment agreement provides for a salary of $300,000. Under the agreement, the Company will provide for a $2 million life insurance policy on Mr. Newman’s life payable to his designated beneficiaries and he will receive a car allowance in the amount of $1,200 per month. The agreement provides the executive with the same general benefits as the Company provides to its other senior executive officers as a group, including health care insurance, participation in benefit plans, and six weeks vacation. Based solely upon the Company’s financial performance during the employment term, Mr. Newman may receive, as a performance bonus, an annual grant of stock options (or, at Mr. Newman’s request, shares of common stock) in an amount equal to the greater of: (i) 2% of the excess over the Company’s revenue goal for each fiscal year, if the revenue goal is attained, and (ii) 5% of the excess over the Company’s net profit goal for each fiscal year, if the net profit goal is attained ((i) and (ii) together, the “Performance Options”), with a limit on such grant of 4% of the Company’s then outstanding shares of common stock in any given fiscal year during the term of the agreement. The Performance Options are exercisable at a price equal to the average of the closing price of the Common Stock for 30 days prior to the end of the applicable fiscal year. As an incentive to enter into this agreement, Mr. Newman received a grant of 300,000 options vesting in equal installments on each of December 31, 2003 and December 31, 2004.

      Dr. Steven A. Newman entered into a two-year employment agreement effective as of January 1, 2003, and expiring on December 31, 2004, assuming the position of President and Chief Operating Officer of the Company. Mr. Newman previously held the position of Executive Vice President and remains the Vice Chairman of the Company’s Board of Directors. The employment agreement provides for a salary of $300,000. The agreement provides the executive with the same general benefits as the Company provides to its other senior executive officers as a group, including health care insurance, participation in benefit plans, and six weeks vacation, and a car allowance in the amount of $1,000 per month. Based solely upon the Company’s financial performance during the employment term, Mr. Newman may receive Performance Options on the same basis as are applicable to Mr. Edward G. Newman as described above, with a limit on such grant of 4% of the Company’s then outstanding shares of common stock in any given fiscal year during the term of the agreement. The Performance Options are exercisable at a price equal to the average of the closing price of the Common Stock for 30 days prior to the end of the applicable fiscal year. As an incentive to enter into this agreement, Mr. Newman received a grant of 250,000 options vesting in equal installments on each of December 31, 2003 and December 31, 2004.

      Thomas D. Davis is employed pursuant to a 26-month employment agreement expiring on December 31, 2004. This agreement calls for an initial salary of $150,000 with annual increases at the CPI percentage plus three percent; bonuses payable at the sole discretion of the Board of Directors in cash, shares of Common Stock, options to purchase shares of Common Stock, or any combination thereof, in an amount to be determined by the Board of Directors; a $500,000 life insurance policy payable to his designated beneficiaries; and benefits which the Company may provide to its executive officers, including health care insurance and vacation. Mr. Davis is eligible to participate in bonus or other programs that were established subsequent to the date he entered into his employment agreement. As an incentive to enter into this agreement, Mr. Davis received a signing bonus of $10,000, of which amount $6,666 was paid during 2002 and the remaining $3,334 was paid during 2003, and a grant of 150,000 options, which vests in three equal installments on November 1, 2002, 2003 and 2004.

      Kazuyuki Toyosato is employed pursuant to a two-year employment agreement expiring on September 21, 2003. Pursuant to this employment agreement, Mr. Toyosato receives an annual base salary of $190,000 and is eligible to receive bonuses of $40,000 to $60,000 annually, contingent upon completion of performance objectives. No such bonuses were paid to Mr. Toyosato through the date of this Proxy Statement.

      Dr. Edwin Vogt was employed with the Company pursuant to a five-year employment agreement expiring on December 31, 2004, pursuant to which Dr. Vogt received an annual base salary of $150,000. Effective January 1, 2003, Dr. Vogt entered into a consulting agreement with the Company through which he resigned his position as an employee of the Company. Pursuant to the terms of the consulting agreement, as amended, Dr. Vogt receives consulting fees totaling Euro 20,000 for each calendar quarter. Dr. Vogt is also eligible to receive commissions in a manner and amount to be determined in the future. Either the Company or Dr. Vogt can terminate the consulting agreement within 30 days of the end of each calendar quarter.

      Eugene J. Amobi is employed pursuant to a three-year employment agreement expiring on December 31, 2002. This agreement provides for an annual base salary of $140,000 and an annual discretionary bonus to be determined by the Company for each full year of employment with the Company based upon the performance of Mr. Amobi during such year as well as the Company’s overall performance during such year. As an incentive to enter into this agreement, Mr. Amobi was granted the right to purchase 150,000 shares of Common Stock, which right will vest over a period of three years in increments of 50,000 shares per year on December 31 of each year beginning December 31, 2000 through December 31, 2002. This agreement provides Mr. Amobi with benefits which the Company may provide to its executive officers, including health care insurance, automobile allowance and vacation.

Compensation Plans

      The Company has currently in effect the Incentive Plans, which provide for the granting of incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, stock appreciation rights (“SARs”) and grants of shares of Common Stock subject to certain restrictions (“Restricted Stock”) to officers, directors, employees and others. The Incentive Stock Options, nonqualified stock options, SARs and Restricted Stock shall be collectively referred to herein as the “Awards.”

      The Incentive Plans are administered by the Compensation Committee of the Board of Directors (subject to the authority of the full Board of Directors), which determines the terms and conditions of the Awards granted under the Incentive Plans, including the exercise price, number of shares subject to the option and the exercisability thereof. Dr. Steven A. Newman, Lt. Gen. Harry E. Soyster (Ret.) and Martin Eric Weisberg, Esq. currently are the members of the Compensation Committee.

      The exercise price of all Incentive Stock Options granted under the Incentive Plans must equal at least the fair market value of the Common Stock on the date of grant. In the case of an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (“Substantial Stockholders”), the exercise price of Incentive Stock Options must be at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonqualified stock options granted under the Incentive Plans shall be determined by the Compensation Committee. The term of any Incentive Stock Option granted under the Incentive Plans may not exceed ten years, or, for Incentive Stock Options granted to Substantial Stockholders, five years. The Incentive Plans may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

      The Incentive Plans provide the Board of Directors or the Compensation Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant’s employment or relationship with the Company, options may be exercised only to the extent exercisable on the date of such termination (within three months), but not thereafter, unless termination is due to death or disability, in which case the options are exercisable within one year of termination.

      The Incentive Plans provide the Compensation Committee discretion to grant SARs to key employees, consultants and directors. Promptly after the exercise of an SAR, the holder shall be entitled to receive in cash, by check or in shares of Common Stock, an amount equal to the excess of the fair market value on the exercise date of the shares of Common Stock as to which the SAR is exercised over the base price of such shares, which shall be determined by the Compensation Committee.

      The Incentive Plans also provide the Compensation Committee discretion to grant to key persons shares of Restricted Stock subject to certain contingencies and restrictions as the Compensation Committee may determine.

      Furthermore, the 1996 Omnibus Stock Incentive Plan provides that upon a change in control of the Company, all previously granted options and SARs immediately shall become exercisable in full and all Restricted Stock immediately shall vest and any applicable restrictions shall lapse. The 1996 Omnibus Stock Incentive Plan defines a change of control as the consummation of a tender offer for 25% or more of the outstanding voting securities of the Company, a merger or consolidation of the Company into another corporation less than 75% of the outstanding voting securities of which are owned in aggregate by the stockholders of the Company immediately prior to the merger or consolidation, the sale of substantially all of the Company’s assets other than to a wholly-owned subsidiary, or the acquisition by any person, business or entity other than by reason of inheritance of over 25% of the Company’s outstanding voting securities. The change of control provisions of the 1996 Omnibus Stock Incentive Plan may operate as a material disincentive or impediment to the consummation of any transaction which could result in a change of control.

      As of December 31, 2002, a total of 7,156,367 options had been issued and were outstanding pursuant to the Incentive Plans. Each of the outstanding options has an exercise price at least equal to the fair market value of the Common Stock on the date of grant. As of December 31, 2002, there were no SARs outstanding and there have been grants of Restricted Stock totaling 485,298 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee participate in all deliberations concerning executive compensation. The Compensation Committee consists of Lt. Gen. Harry E. Soyster (Ret.), Dr. Steven A. Newman and Martin Eric Weisberg, Esq. No executive officer of the Company serves as a member of the board of directors or compensation committee of another entity, which has one or more executive officers who serve as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON

EXECUTIVE COMPENSATION

Overview and Philosophy

      The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company’s executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board of Directors, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance

•	Provide compensation that will attract, motivate and retain superior talent

•	Reward individuals for advancing business strategies and aligning Company interests with those of stockholders

      The executive compensation program provides an overall level of compensation opportunity that is competitive within the technology and software industries, as well as with a broader group of companies of comparable size and complexity.

      All determinations as to the compensation of an executive officer who is also a member of the Board of Directors is made on an individual basis by the Board of Directors, based on the recommendations of the Compensation Committee. The executive officer who is also a member of the Board of Directors does not participate in the Board’s determination of such executive officer’s own compensation. In making its decisions as to base salary, the Board of Directors considers the executive’s performance and responsibilities, inflationary trends, competitive market conditions and other subjective factors, without ascribing specific weights to these factors. Bonuses are based upon the Company’s performance, as well as the executive’s overall performance, contribution toward achieving eventual profitability for the Company, the Company meeting corporate objectives, and, in certain instances, meeting specific corporate goals or completing specific programs or projects. The compensation of executive officers who are not members of the Board of Directors is determined by senior management utilizing similar subjective criteria, oftentimes in consultation with the Compensation Committee.

Executive Officer Compensation Program

      The Company’s executive officer compensation program is comprised of base salary, long-term incentive compensation in the form of stock options, SARs and restricted stock, specific performance-based bonuses and various benefits, including medical and pension plans generally available to employees of the Company.

Base Salary

      Base salary levels for the Company’s executive officers are competitively set relative to companies in the technology industry. In determining salaries, the Committee also takes into account individual experience and performance and specific issues particular to the Company.

Stock Option Program

      The stock option program is the Company’s long-term incentive plan for providing an incentive to officers, directors, employees and others.

      The Incentive Plans authorize the Compensation Committee to award officers, directors, employees and others stock options, SARs and restricted stock. Options granted under the Incentive Plans may be granted containing terms determined by the Committee, including exercise period and price; provided, however, that each Incentive Plan requires that exercise price of a stock option may not be less than the fair market value of the Common Stock on the date of the grant and the exercise period may not exceed ten years, subject to further limitations.

Benefits

      The Company provides to executive officers, medical and pension benefits that generally are available to Company employees.

Bonus

      The Company provides to certain executive officers bonuses based on performance and/or a change of control of the Company. During fiscal 2002 only Thomas D. Davis received a bonus. The bonus was a signing bonus given to Mr. Davis as an incentive to enter into his employment agreement with the Company. The theory behind any discretionary bonus is to reward executives for extraordinary performance.

Chief Executive Officer Compensation

      In the case of Edward G. Newman, the Company’s Chief Executive Officer, the Compensation Committee evaluates the performance of the Company, the improvement of the Company’s financial position and the Chief Executive Officer’s contributions to the Company and its growth as well as the considerations impacting the compensation of executive officers generally described above. Mr. Newman is employed with the Company pursuant to a two-year employment agreement expiring on December 31, 2004. See “Employment Agreements.” Except for payments due and owing to Mr. Newman under his employment agreement with the Company, Mr. Newman did not receive any compensation relating to his employment with the Company during fiscal year 2002. Based on Mr. Newman’s leadership efforts and commitment to the Company, the Company’s 2002 operating performance and the criteria described above, Mr. Newman received a base salary of $254,917, payment of non-accountable expense and transportation allowances, unused vacation payouts and other miscellaneous compensation of $68,246, and options to purchase 35,000 shares of the Company’s Common Stock for the fiscal year ended December 31, 2002.

Dr. Steven A. Newman
Lt. Gen. Harry E. Soyster (Ret.)
Martin Eric Weisberg, Esq.
Members of the Compensation Committee

Performance Graph

      Set forth below is a graph comparing the yearly change in the cumulative stockholder return on the Company’s Common Stock with the Russell 2000 Index, the NASDAQ Composite Index and the Nasdaq Computer Manufacturing Index. The graph assumes that $100 was invested on December 31, 1997 in the Common Stock of the Company and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Common Stock. The stockholder returns shown on the graph below are not necessarily indicative of future performance.

CUMULATIVE TOTAL RETURN

Beginning December 31, 1997

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002

Xybernaut Corporation	$100.00	$252.63	$301.75	$94.74	$133.61	$29.14

Nasdaq US	$100.00	$140.99	$261.49	$157.77	$125.16	$86.53

Russell 2000	$100.00	$97.45	$118.17	$114.60	$117.45	$57.60

Nasdaq Computer Manufacturing	$100.00	$217.48	$461.69	$263.19	$181.31	$120.15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with the transactions described below, the Company did not secure an independent determination of the fairness and reasonableness of such transactions and arrangements with affiliates of the Company. In each instance described below, the disinterested directors (either at or following the time of the transaction) reviewed and approved the fairness and reasonableness of the terms of the transaction. The Company believes that each transaction was fair and reasonable to the Company and on terms at least as favorable as could have been obtained from non-affiliates. Transactions between any corporation and its officers and directors are subject to inherent conflicts of interest.

Legal Services

      The Company uses James J. Ralabate, Esq., a member of its Board of Directors, as its patent counsel. The Company had expenditures of $331,112, $421,333 and $174,468 during 2002, 2001 and 2000, respectively, in legal services payable to this director. These amounts represent gross payments made by the Company and the counsel is responsible for all overhead, professional, administrative and other expenditures incurred by his law firm. The law firm bills the Company in accordance with its established standard billing rates used in the past with its other clients. During 2002 and 2001, the Company represented the law firm’s only significant client. During approximately half of 2002 and all of 2001 and 2000, the director also serves as the Company’s processing agent for payments made to various other domestic and international law firms and agencies used to file and maintain patents and trademarks. The director is paid only the amount that is passed through to these other law firms and agencies and pays administrative services related to these services. The Company made additional payments of $274,040, $485,827 and $266,026 during 2002, 2001 and 2000, respectively, to this director’s law firm related to services rendered by the director’s law firm as the Company’s processing agent for all foreign patent and trademark filing and prosecution expenses. The Company’s management believes that the relationship with this law firm is based on arms-length terms and conditions.

      The Company uses a law firm, in which Martin Eric Weisberg, Esq., its Secretary and member of its Board of Directors is a partner, for services related to financings, litigation, SEC filings and other general legal matters. The Company had expenditures of $464,067, $392,524 and $446,320 during 2002, 2001 and 2000, respectively, in legal services payable to this law firm. The law firm bills the Company in accordance with the established billing rates used with its other clients. As a result, the Company’s management believes that the relationship with this law firm is based on arms-length terms and conditions.

Related Transactions

      During 2000, Xybernaut GmbH used a company to provide configuration and technical support services and a separate company to act as a distributor of the Company’s hardware products. The executive officers of these two companies are the son and daughter-in-law of Edwin Vogt, a current consultant and member of the Board of Directors of the Company and a former Senior Vice President. During 2000, the Company incurred expenses related to the technical support services totaling $180,456 and recognized revenue related to distribution sales of its hardware products totaling $313,843. During 2000, the Company terminated its relationship with these two companies and established a reserve of $108,856 against the accounts receivable balance owed by one of the companies. This balance was written off in 2001. The company providing configuration and technical support services billed the Company using the established billing rates used with its other clients. Additionally, management periodically compared these billings against charges it would incur if these services were provided by a different provider. The agreement with the distributor was reached with similar terms and conditions provided to other resellers of the Company’s products. As a result, the Company’s management believes that the relationship with these companies was based on arms-length terms and conditions.

      Between November 2000 and February 2001, the Company loaned a net balance of $940,188 to Edward G. Newman, the Company’s former President and current Chief Executive Officer and Chairman of the Board of Directors. The proceeds were used to prevent a forced sale of a portion of this officer’s personal common stock holdings of the Company that secured a personal margin loan from an investment bank. The loan was made pursuant to a promissory note that was secured by shares of the officer’s personal common stock holdings of the Company and accrued interest at 8% per year. On December 31, 2001, the Company’s Board of Directors increased the number of shares securing the loan from 200,000 shares to 250,000 shares, extended the maturity date from December 31, 2001 to December 31, 2002 and reduced the interest rate to 6%, reflective of a general decline in interest rates over this period. On December 17, 2002, the $1,086,891 in outstanding principal and interest was repaid in full through the (i) transfer by the officer to the Company of 1,108,343 shares of the Company’s common stock personally held by the officer, which amount includes the shares that were pledged as collateral, which were valued at $681,631 and (ii) cancellation of all of the officer’s 742,049 options to purchase shares of the Company’s common stock that had been granted prior to the date of repayment, which were valued at $405,260. Effective December 31, 2002, the Company cancelled the 1,108,343 shares of common stock transferred through this repayment. To determine the fair market value of the transfer of shares of stock and the cancellation of stock options, the Company used the market price of the Company’s common stock on the date of repayment and the Black-Scholes option-pricing model, respectively. The outstanding principal and interest owed by the officer to the Company under this promissory note totaled $0 and $1,026,708 at December 31, 2002 and 2001, respectively.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT AUDITORS

      Grant Thornton LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2002 and it is expected that Grant Thornton LLP will act in that capacity for the fiscal year ending December 31, 2003.

      It is proposed that the stockholders ratify the appointment by the Board of Directors of Grant Thornton LLP as independent auditors for the Company for the 2003 fiscal year. A representative of Grant Thornton LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from shareholders.

      Approval by the stockholders of the appointment of independent auditors is not required but the Board deems it desirable to submit this matter to the stockholders. If a majority of the Common Stock present and entitled to vote at the meeting should not approve the selection of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

Audit Fees

      Grant Thornton LLP billed us $127,900 for services rendered for the audit of our annual consolidated financial statements for fiscal 2002 included in our Form 10-K and the reviews of the financial statements included in our Forms 10-Q.

Financial Information Systems Design and Implementation Fees

      For fiscal 2002, Grant Thornton LLP did not perform any services which directly or indirectly related to the operation of, or supervision of the operation of, our information systems or management of our local area network.

All Other Fees

      For fiscal 2002, Grant Thornton LLP billed us $112,329 for services rendered for other services not covered above. These services primarily related to domestic and foreign tax consultation and compliance for the Company and its subsidiaries and services performed related to various registration statements filed with the Securities and Exchange Commission.

      In connection with the revised standards for independence of the Company’s independent auditors promulgated by the SEC, the Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are compatible with the continued independence of Grant Thornton LLP.

Required Vote

      Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT
OF GRANT THORNTON LLP AS
INDEPENDENT AUDITORS OF THE COMPANY

STOCKHOLDER PROPOSALS

      The Company intends to hold its 2004 Annual Meeting of Stockholders on or about June 17, 2004. Any stockholder proposal intended to be included in the Company’s proxy statement and form of proxy for presentation at the 2004 Annual Meeting of Stockholders (the “2004 Meeting”) pursuant to Rule 14a-8 (“Rule 14a-8”), as promulgated under the Securities Exchange Act of 1934, must be received by the Company not later than February 17, 2004. As to any proposals submitted for presentation at the 2004 Meeting outside the processes of Rule 14a-8, the proxies named in the form of proxy for the 2004 Meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before April 29, 2004. However, even if such notice is timely received, such proxies nevertheless may be entitled to exercise discretionary authority on that matter to the extent permitted by the Securities and Exchange Commission regulations.

      Any stockholder proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company at 12701 Fair Lakes Circle, Fairfax, Virginia 22033.

OTHER MATTERS

      Management does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

By Order of the Board of Directors

Martin Eric Weisberg
Secretary

November 14, 2003

XYBERNAUT CORPORATION

PROXY	PROXY

(SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

    The undersigned holder of Common Stock of XYBERNAUT CORPORATION, revoking all proxies heretofore given, hereby constitutes and appoints Edward G. Newman, Steven A. Newman and Martin E. Weisberg, and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of XYBERNAUT CORPORATION, to be held at the Waterford at Fair Oaks, 12025 Lee Jackson Memorial Highway, Fairfax, Virginia 22033 on Thursday, December 11, 2003, at 9:30 A.M., and at any adjournments or postponements thereof.

    The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

    Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR Proposal 2.

Please Mark Your Choice Like This in Blue or Black Ink: ☒

Will attend the meeting ☐

The Board of Directors Recommends a Vote FOR all

listed nominees and FOR Proposal 2
(1) Election of three directors

Class III
Nominees:	Edward G. Newman	Steven A. Newman	James J. Ralabate, Esq.

FOR ALL nominees listed ☐ (except as marked to the contrary)	WITHHOLD AUTHORITY ☐ to vote for all listed nominees above

     (Instruction: To withhold authority to vote for any individual nominee, circle that nominee’s name in the list provided above.)

Please mark, date and sign this proxy on the reverse side

(2) Ratifying the appointment of Grant Thornton LLP as independent auditors for the 2003 fiscal year.

                ☐  FOR                ☐  AGAINST                ☐  ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Dated _______________________________________________, 2003

Signature(s)

(Signatures should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.)

Please mark and sign above and return promptly